                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:
[X]    Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]    Definitive Information Statement

                         MULTI-BENEFIT REALTY FUND '87-1
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]    No fee required
[X]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 172,436 Limited Partnership Units

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $14,750,000.00

(4) Proposed maximum aggregate value of transaction: $14,750,000.00

(5) Total fee paid: $1,193.28

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                         MULTI-BENEFIT REALTY FUND '87-1
                        A CALIFORNIA LIMITED PARTNERSHIP
                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071


Dear Limited Partner:

We are sending you this information statement to inform you that Concap Equities, Inc., a Delaware corporation, the general partner (the "General Partner") of Multi-Benefit Realty Fund '87-1, a California limited partnership (the "Partnership"), has agreed to sell the Partnership's apartment complex known as Shadow Brook Apartments, in West Valley City, Utah (the "Property") to RDO Properties, LLC, a Utah limited liability company (the "Buyer"), an unaffiliated third party, for $14,750,000. The transaction will involve the assumption by the Buyer of the approximately $8,366,273 (estimated balance as of August 31, 2003) outstanding principal balance of the loan encumbering the Property plus the payment by the Buyer of an amount of cash equal to a total purchase price of $14,750,000. As more fully described below, the General Partner and holders of greater than 50% of the limited partnership units intend to consent to the sale. After the sale closes, we estimate that there will be approximately $43 in pre-tax distributions per class "A" limited partnership unit and $12 per class "B" limited partnership unit to distribute to the limited partners. This amount is an estimate, and as explained below, it is based on a number of assumptions. As further discussed below in "Federal Income Tax Consequences", the distribution amounts to the class "A" and "B" unit holders reflect an additional distribution to the class "A" unit holders to correct a misallocation of proceeds from a prior sale of property.

We expect the distribution will occur one to three months after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

         The date of this information statement is September ___, 2003.

This information statement is being mailed on or about the date hereof to all holders of the limited partnership units of the Partnership at the close of business on September ___, 2003.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the transaction:

The Buyer or an affiliate thereof will acquire the Property for $14,750,000. The transaction will involve the assumption by the Buyer of the approximately $8,366,273 outstanding principal balance of the loan encumbering the Property plus the payment by the Buyer of an amount of cash equal to a total purchase price of $14,750,000 pursuant to a purchase and sale agreement dated as of August 6, 2003 between the Buyer and the Partnership (the "Agreement"). The completion of the sale is scheduled to occur on approximately October 14, 2003 (subject to extension pursuant to the Agreement).

Upon the completion of the sale, the Partnership will continue to hold and operate its remaining interest in the apartment complex known as Hunt Club Apartments, located in Indianapolis, Indiana.

                              REASONS FOR THE SALE

The General Partner has determined that the sale is in the best interests of the limited partners after considering a number of factors, including the following:

         o The Property was completed in 1984, and given its age, the Property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

         o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

         o The current economic downturn may make it difficult to find a buyer at a future date or to sell the Property at as favorable a price.

         o The Property's occupancy rate has been declining since 2001 due to the economic downturn or the age of the Property.

For these reasons, the General Partner has approved the sale and the Agreement, and, as described more fully below, it is anticipated that limited partners holding a majority of the limited partnership units also will approve the sale and the Agreement.

                                THE SALES PROCESS

We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. We chose to accept the offer described in this letter based on these criteria. Neither the General Partner nor its affiliates bid on the Property.

                                    THE BUYER

RDO Properties, LLC, which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. The General Partner or its affiliates have conducted business with the Buyer or its affiliates from time to time. RDO Properties, LLC has an office located at 5445 South Highland Drive, Salt Lake City, Utah 84117. The phone number for RDO Properties is (801) 272-5111.

                                  THE PROPERTY

The Partnership has owned and operated the Property, a 200-unit apartment complex located in West Valley City, Utah, since May 1987. The Property constitutes 66% of the Partnership's outstanding assets. There is a first mortgage loan on the Property with an unpaid balance of approximately $8,415,672. The Partnership has other indebtedness of approximately $185,140. The loan encumbering the Property either will be assumed by the Buyer at closing, with the costs of all fees and costs of such assumption to be paid by the Buyer, or be paid in full at closing, with the costs of all fees and costs of such payment-in-full to be paid by Buyer. In the event the loan is assumed, the amount of the assumed loan will be credited towards the purchase price.

                              APPROVAL OF THE SALE

The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 2.02(b) of the Partnership's Amended and Restated Agreement of Limited Partnership, dated December 7, 1986, as amended on October 23, 1990, permits the Partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the limited partnership units entitled to vote thereon.

As of August 31, 2003, the Partnership has approximately 891 limited partners who collectively own 171,436 outstanding limited partnership units. Each limited partnership unit represents approximately 0.0006% of the outstanding limited partnership units. Affiliates of the General Partner currently own approximately 62,627 class "A" limited partnership units, or 65.04% of the outstanding class "A" limited partnership units, and approximately 39,384 class "B" limited partnership units, or 52.41% of the outstanding class "B" limited partnership units. It is anticipated that the holders of these 65.04% of the outstanding class "A" limited partnership units and 52.41% of the outstanding class "B" limited partnership units will give their written consent approving and adopting the sale and the Agreement. The following limited partners are expected to execute such written consent:

                                               NUMBER OF                                NUMBER OF
                                                CLASS "A"                                CLASS "B"        PERCENT
                                                 LIMITED               PERCENT OF        LIMITED          OF CLASS
            NAME AND ADDRESS                  PARTNERSHIP               CLASS "A"      PARTNERSHIP          "B"
          OF BENEFICIAL OWNER                    UNITS                    UNITS           UNITS            UNITS
          -------------------                 -----------              -----------     -----------       ----------
AIMCO Properties, L.P.
4582 S. Ulster St. Parkway
Suite 1100                                       33,744                   35.04%          20,944          27.87%
Denver, CO  80237

Insignia Properties, L.P.
55 Beattie Place                                  2,243                    2.33%             210           0.28%
Greenville, SC  29601

Madison River Properties, L.L.C.
55 Beattie Place                                 21,457                   22.29%          13,822          18.39%
Greenville, SC  29601

Cooper River Properties, L.L.C.
55 Beattie Place                                  5,183                    5.38%           4,408           5.87%
Greenville, SC  29601

                            TOTAL:               62,627                   65.04%          39,384          52.41%

Upon the execution of such written consent by the above parties, the holders of a majority of the class "A" and "B" limited partnership units will have approved the sale and the Agreement, and, as a result, no vote of any other limited partnership unit holder will be necessary to approve the sale and the Agreement. Accordingly, the Partnership is not soliciting any other votes. Such written consent shall have an effective date of October 13, 2003, which is 20 days after the mailing of this information statement. This information statement shall constitute notice to the limited partners of the Partnership with respect to this matter as required by Sections 13.02 and 13.04 of the partnership agreement.

Subject to the terms and conditions of the Agreement, we contemplate that the sale will be consummated on approximately October 14, 2003, but no sooner than 20 calendar days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient. A sale of the Property reduces the General Partner's liability for existing and future Partnership debt and liabilities.

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the

General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):


Gross purchase price                                                                  $  14,750,000
Plus: Cash and cash equivalents                                                              78,727
Plus: Other Partnership assets                                                               71,791
Less: Mortgage debt, including accrued interest                                          (8,415,672)
Less: Accounts payable, accrued expenses and other liabilities                             (185,140)
Less: Estimated state entity and withholding taxes                                         (365,915)
Less: Reserves for contingencies                                                           (442,500)
Less: Closing costs/sales commissions                                                      (442,500)
TOTAL                                                                                 $   5,048,791

Net proceeds distributable to all partners                                            $   5,048,791
Percentage of proceeds allocable to limited partners                                            100%
                                                                                      -------------
Net proceeds distributable to limited partners                                        $   5,048,791

Percentage of proceeds allocable to class "A" limited partners                                82.83%
Net proceeds distributable to class "A" limited partners                              $   4,181,720
Total number of class "A" limited partnership units                                          96,284
Distributable net proceeds per class "A" unit                                         $          43

Percentage of proceeds allocable to class "B" limited partners                                17.17%
Net proceeds distributable to class "B" limited partners                              $     867,070
Total number of class "B" limited partnership units                                          75,152
Distributable net proceeds per class "B" unit                                         $          12

In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.

These estimates assume that the closing occurs as of August 31, 2003 and is based on information known to the General Partner at this time. These figures will adjust based on the fact that closing will occur after August 31, 2003. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the sale would be substantially reduced and the tax consequences would be materially different than as described below.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The Partnership will recognize gain from a sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership's amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners. We estimate that approximately a $75 gain and a $7 loss will be allocated per class "A" unit and class "B" unit, respectively, to the limited partners. These amounts are estimates based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds."

Any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a capital gains tax rate, the current maximum rate of which is 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. The distribution amounts to the class "A" and "B" unit holders set forth in the "Use of Proceeds" section reflect an additional distribution to the class "A" unit holders to correct a misallocation of proceeds from a prior sale of property. Upon distribution of sale proceeds from the sale of Carlin Manor during the year ended December 31, 2000, the class "A" unit holders did not receive the correct priority return. As a result, at August 31, 2003 the class "B" unit holders have been overpaid approximately $1,328,000 (approximately $17.67 per limited partnership class "B" unit). Approximately $1,303,000 of this amount is due to the class "A" unit holders (approximately $13.53 per limited partnership class "A" unit) and approximately $25,000 is due to the General Partner. Upon consummation of the sale of the Property and distribution of the proceeds therefrom, all additional amounts owed to the class "A" unit holders will have been paid and all future distributions to the class "A" and "B" unit holders will be in accordance with the partnership agreement.

A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's Partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE PROPERTY'S SALE AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has depreciated approximately 61% for United States federal income tax purposes. As a result, it is likely that continued operation of the Property will generate taxable income to the limited partners, since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service the Partnership's liabilities. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return, and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale, after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to own its interest in the other apartment complex known as Hunt Club Apartments, located in Indianapolis, Indiana, subject to a first mortgage of $3,665,923, and will hold cash of $45,267.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly-held limited partnership organized under the California Revised Limited Partnership Act on September 8, 1986. Upon the Partnership's formation in 1986, Consolidated Capital Equities Corporation, a Colorado corporation, was the sole general partner of the Partnership and the corporate limited partner, a wholly-owned subsidiary of Consolidated Capital Equities Corporation, was the sole limited partner. In 1988, through a series of transactions, Southmark Corporation acquired a controlling interest in Consolidated Capital Equities Corporation. In December 1988, Consolidated Capital Equities Corporation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of Consolidated Capital Equities Corporation's reorganization plan, the General Partner acquired Consolidated Capital Equities Corporation's general partner interest in the Partnership, acquired the stock of the corporate limited partner, and the General Partner replaced Consolidated Capital Equities Corporation as managing general partner of the Partnership. The selection of the General Partner as the sole managing general partner was approved by a majority of the unit holders in the Partnership pursuant to a solicitation of the unit holders dated August 10, 1990. All of the General Partner's outstanding stock was owned by Insignia Properties Trust, which acquired the stock through two transactions in December 1994 and October 1995. Effective February 26, 1999, Insignia Properties Trust was merged into Apartment Investment and Management Company, a publicly traded real estate investment trust. Thus, the General Partner is now a wholly-owned subsidiary of Apartment Investment and Management Company. The partnership agreement provides that the Partnership is to terminate on December 31, 2036, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. Funds obtained during the public offering were invested in three existing apartment properties. The Partnership has since sold one of these investment properties. See below for a description of the Partnership's remaining properties.

The Partnership, through its public offering of limited partnership units, sold 172,436 limited partnership units aggregating $17,244,000. The units were sold in two different classes, class

"A" units and class "B" units, which are entitled to different rights and priorities as to cash distributions and Partnership allocations. The General Partner contributed capital in the amount of $1,000 for a 1% interest in the Partnership. In addition, the General Partner purchased 102,011 limited partnership units. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of each of the Partnership's properties in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

For information on certain pending litigation, please refer to the Partnership's most recent report on Form 10-QSB (for the quarterly period ended June 30, 2003) filed with the Securities and Exchange Commission. Please note, however, that with respect to the Nuanes and Heller litigation referred to therein, on August 12, 2003, a notice of appeal was filed from the order approving the settlement and entering judgment.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's current investment in real property:

           PROPERTY                 DATE OF PURCHASE          TYPE OF OWNERSHIP                        USE
           --------                 ----------------        -----------------------           ---------------------
Hunt Club Apartments                    May 1987            Fee ownership subject             Apartment - 200 units
     Indianapolis, Indiana                                  to a first mortgage (1)

Shadow Brook Apartments                 May 1987            Fee ownership subject             Apartment - 300 units
     West Valley City, Utah                                 to a first mortgage

(1) Property is held by a limited partnership in which the General Partner owns a 99% interest.

                   SUMMARY OF THE PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Agreement.

                              THE PURCHASED ASSETS

The Partnership has agreed to sell to the Buyer all of the Partnership's interest in and to the Property, together with all the buildings and improvements located thereon and certain associated property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The sale transaction expressly excludes receivables; cash or other funds, whether in petty cash or house "banks," or on deposit in bank accounts or in transit for deposit; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; the Partnership's proprietary books and records; any right, title or interest in or to certain intellectual property rights; equipment leased by the Partnership and the interest of the Partnership in any equipment provided to the Property for use, but not owned or leased by the Partnership; property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the Property; or property and equipment owned by the Partnership, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property.

                               ASSUMED LIABILITIES

The Buyer agreed to assume the Partnership's liabilities and obligations under the Property contracts and the leases after the closing.

                                THE EXISTING LOAN

If approved by the lender, the Buyer has agreed to assume all of the Partnership's obligations with respect to the existing loan from Federal Home Loan Mortgage Corporation in the original principal amount of $8,775,000. The amount of the assumed loan will be credited towards the purchase price.

                                 PURCHASE PRICE

The purchase price for the Property is $14,750,000, payable as follows: (i) a $147,500 deposit upon the execution of the Agreement to be held in escrow until the closing, (ii) an additional non-refundable $147,500 deposit upon the expiration of the Buyer's due diligence period for its examination of the Property to be held in escrow until the closing, and (iii) the balance of the purchase price at the closing. The amount of the then-outstanding principal balance of the loan being assumed by the Buyer will be deducted from the balance of the purchase price due at the closing and will reduce the cash at closing payable to the Partnership. The initial $147,500 deposit is refundable through the expiration of the Buyer's due diligence period. If the Buyer does not terminate the Agreement, such deposit, along with the second $147,5000 deposit, shall become non-refundable upon the expiration of the Buyer's due diligence period; provided, however, the Buyer will have the right to terminate the Agreement and receive a return of the full deposit if (i) under certain circumstances specified in the Agreement, the lender does not approve the loan assumption on or before three business days prior to the closing date, or (ii) the Partnership defaults under the Agreement.

                                     CLOSING

The sale of the Property is scheduled to take place on approximately October 14, 2003. The Partnership shall have the option to extend the closing to the last business day of the month in which the closing otherwise would occur or to such other date as the Partnership determines is desirable in connection with the loan assumption. Further, the Partnership may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Partnership, (ii) in order to finalize the drafting with lender and lender's counsel of all documents necessary or desirable to accomplish the loan assumption, or (iii) such later date as is



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

mutually acceptable to the Partnership and the Buyer. Provided that the Buyer is not in default of the Agreement, the Buyer shall be permitted one 30-day extension of the closing by delivery of written notice of such extension and delivery into escrow of an additional $147,500 deposit.

                         REPRESENTATIONS AND WARRANTIES

The Agreement contains the customary seller representations and warranties by the Partnership, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the property; litigation; governmental violations; material defaults under property contracts; and hazardous or toxic materials. The Partnership's aggregate liability for a breach of its representations and warranties is capped at $150,000 and is limited to claims brought within 12 months after the closing.

The Agreement also contains customary purchaser representations and warranties by the Buyer, including, without limitation, representations and warranties regarding existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; litigation; and non-reliance upon the Partnership's representations and warranties other than those in the Agreement.

                                    COVENANTS

The Partnership has agreed that from the expiration of the Buyer's due diligence period through the closing, it will continue to operate the Property in the ordinary course of business and subject to the following covenants:

         o except as necessary in the Partnership's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership's reasonable discretion materially adversely affecting the use, operation or value of the Property, the Partnership will not make any material alterations to the Property or remove any material fixtures and tangible personal property without the prior written consent of the Buyer;

         o the Partnership will deliver to the Buyer the same number (or less) of tenant units that were vacant and not in rentable condition as of the end of the Buyer's due diligence or grant the Buyer a credit in the amount of $300.00 times the number of additional tenant units that are vacant and not in rentable condition in excess of the number of tenant units that were vacant and not rentable at the end of the Buyer's due diligence period;

         o other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business, the Partnership will not voluntarily create or cause any lien or encumbrance to attach to the Property unless the Buyer approves such lien or encumbrance; and

         o the Partnership will maintain its existing insurance policies covering the Property in full force and effect up to the closing date.



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

                                   CONDITIONS

The Partnership's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Partnership:

         o All of the documents and funds required to be delivered by the Buyer to the Partnership at the closing shall have been delivered;

         o Each of the representations, warranties and covenants of the Buyer shall be true in all material respects as of the closing;

         o The Buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Buyer;

         o The Partnership shall have received all consents and approvals to the consummation of the transaction to the extent required by the Partnership's organizational documents or as otherwise required by law; and

         o        The loan assumption and release shall have occurred.

The Buyer's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Buyer:

         o All of the documents required to be delivered by the Partnership to the Buyer at the closing shall have been delivered;

         o Each of the representations, warranties and covenants of the Partnership shall be true in all material respects as of the closing;

         o The Partnership shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Partnership; and

         o Neither the Partnership nor the Partnership's General Partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last six months a debtor in any bankruptcy proceeding.

                             TERMINATION AND DEFAULT

During the Buyer's due diligence period for its examination of the Property, the Buyer may terminate the Agreement for any reason or no reason. If the Buyer terminates the Agreement during the Buyer's due diligence period, then the initial $147,500 deposit shall be returned to the Buyer.

The Agreement may be terminated at any time after the expiration of the Buyer's due diligence period through the closing:

         o By the Partnership, if the Buyer defaults in its obligations hereunder to (a) deliver any of the deposits, (b) deliver to the Partnership the required closing deliveries specified under the Agreement, or (c) deliver the purchase price at the time required by the Agreement and close on the purchase of the Property on the closing. The Partnership may also terminate the Agreement if the Buyer defaults in any of its representations, warranties or obligations, and such default continues for more than 10 days after written notice from the Partnership;

         o By the Buyer, if the Partnership defaults in its representations, warranties, covenants or obligations under the Agreement, including selling the Property and such default continues for more than 10 days after written notice from the Buyer; and

         o By the Buyer, if, under certain circumstances specified in the Agreement, the lender does not approve the loan assumption on or before three business days prior to the closing date.

If the Partnership terminates the Agreement due to a default of or breach by the Buyer, then the Partnership is entitled to keep all the Buyer's deposits as liquidated damages. If the Buyer terminates the Agreement due to a default or breach of the Partnership, then the Buyer may choose to either (i) recover its out-of-pocket costs up to an aggregate $147,500 (in which event, the Buyer's deposits would be returned to the Buyer), or (ii) seek specific performance for the conveyance of the Property to the Buyer. If the Buyer terminates the Agreement due to the lender not approving the loan assumption on or before three business days prior to the closing date, the Buyer will receive a return of the full deposit.

                           EXPENSES AND CLOSING COSTS

The Buyer shall pay any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid by the Buyer with respect to its title policy for the Property and one-half of the customary closing costs of the escrow agent for the sale of the Property. The Partnership shall pay the base premium for the title policy and one-half of the customary closing costs of the escrow agent. The Buyer shall also pay all costs associated with the loan assumption.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.

The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

         o        Our annual report on Form 10-KSB for the year ended December
                  31, 2002.

         o Our quarterly report on Form 10-QSB for the period ended March 31, 2003.

         o        Our quarterly report on Form 10-QSB for the period ended June
                  30, 2003.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

 You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           c/o The Altman Group, Inc.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071
                            Telephone: (800) 217-9608

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:          c/o The Altman Group, Inc.
                  1275 Valley Brook Avenue
                  Lyndhurst, New Jersey 07071

By telephone:     (800) 217-9608

By facsimile:     (201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.



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